SHAREHOLDINGS AGREEMENT

This Shareholdings Agreement (this "Agreement") is made and entered into as of _________, 2005,

BY AND BETWEEN:

CAPITAL ALLIANCE GROUP INC., incorporated under the laws of British Columbia and having its office at Suite 1200, 777 West Broadway, Vancouver, British Columbia, Canada V5Z 4J7

("CAG")

AND:

SE GLOBAL EQUITIES CORP. (to be renamed "Sun New Media Inc"), incorporated under the laws of Minnesota and having its office at PO Box 297, 1142 S. Diamond Bar Blvd., Diamond Bar, CA, USA 91765

("SE Global")

AND

SUN MEDIA INVESTMENT HOLDINGS LTD. incorporated under the laws of the British Virgin Islands, having its registered office at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands.

("Sun Media")

WHEREAS:

A.         SE Global, Sun Media, Sun New Media Group Limited have entered into an Share Purchase Agreement, dated as of July 21, 2005 (the "Share Agreement"), whereby on closing of the Share Purchase Agreement Sun Media will own 50,000,000 shares of common stock of SE Global (the "Common Shares"), amounting to 78.37% of the issued and outstanding share capital of SE Global (immediately after such closing) as consideration for the Shares acquired;

B.         Shares of SE Global will undergo a 1:2 roll back prior to the said closing of the Share purchase agreement such that there will be a total of 8,791,870 issued and outstanding Common Shares of SE Global immediately prior to the said closing; and

C.         CAG has agreed to enter into this Agreement concerning its maintenance of a certain level of shareholdings in SE Global, upon and subject to the terms and conditions hereinafter more particularly set out.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the parties hereby agree as follows:

1.         AGREED LEVEL OF SHAREHOLDINGS. CAG agrees to each of SE Global and Sun Media that it shall maintain beneficial ownership of, or control and direction over, at least the number of shares of common stock of SE Global (the "Common Shares") shown below during the periods specified:

  a total of 7,125,000 Common Shares which have been derived from 14,250,000 pre-roll back Common Shares as a result of the roll back referred to in recital B, from the date which is seven months following the closing of the transactions under the Share Purchase Agreement (the "Closing Date") through the date which is 12 months following the Closing Date; and

  a total of 6,500,000 Common Shares which have been derived from 13,000,000 pre-roll back Common Shares as a result of the roll back referred to in recital B, from the date which is 13 months following the Closing Date through the date which is 24 months following the Closing Date.

2.         EXCEPTION. The minimum level shareholding of the Common Shares referred to as the number of Common Shares specified in sections 1 (a) and (b) will be reduced by 250,000 for that relevant period if:-

  over any five consecutive trading days during the relevant period, the average daily trading volume of the Common Shares on the stock exchange or stock quotation system on which they primarily trade exceeds 2,500,000 shares ("First Reduction Level"). In such case, the reduction shall be one-off for every 6 months from the date of this Agreement; or

  over any five consecutive trading days during the relevant period, the average daily trading volume of the Common Shares on the stock exchange or stock quotation system on which they primarily trade exceeds 3,500,000 shares ("Second Reduction Level"). In such case, the reduction shall be one-off for every 4 months commencing from the date of this Agreement.

Provided that:

  where CAG wishes to exercise its right to reduce its level of shareholding pursuant to this clause 2, it shall complete such reduction within 7 trading days of the day when the First Reduction Level and/or the Second Reduction Level is reached (as the case may be), failing which it shall not be entitled to reduce its level of shareholding accordingly; and

  where CAG reduces its level of shareholding pursuant to clause 2(a) above, there shall be no further reduction of its shareholding for the next 6 months commencing from the date of the aforementioned reduction, whether pursuant to clauses 2(a) or 2(b) or otherwise

3.         NO REVERSE SPLIT.

            3.1 Adjustment. If, within 24 months from the Closing Date, SE Global effects a reverse split of its share capital, the number of Common Shares specified in sections (1(a), (b) and (c) shall be adjusted accordingly to reflect the reverse split, such that the percentage shareholding of SE Global to be maintained by Capital Alliance shall be the same as that required immediately prior to such reverse split.

            3.2 Top Up. If, within three years from the Closing Date SE Global effects a reverse split of its share capital, SE Global shall, promptly following the effective date of such reverse split(s), issue from its treasury to CAG a sufficient number of shares of common stock such that the number of such common shares then held by CAG is equal to the number it held immediately prior to the reverse split being effected. The provisions of this section shall survive the termination of this Agreement.

4.         Miscellaneous.

            4.1 Construction; Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Article, section, schedule, exhibit, recital and party references are to this Agreement unless otherwise stated. No party, nor its counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions of this Agreement, and all provisions of this Agreement shall be construed in accordance with their fair meaning, and not strictly for or against any party.

         4.2 Amendments and Modifications. No party hereto shall be bound by any modification, amendment, termination, cancellation, rescission or supersession of this Agreement unless the same shall be in writing and signed by it.

            4.3 Notices. All notices and other communications hereunder shall be in writing and shall be effective when actually received by the party to which notice is sent as follows:
(a) If to SE Global, to:	With copies to: (which shall not constitute notice)

Bruno Wu, Chairman and CEO Sun New Media Inc. (the post merger name of SE Global) PO Box 297, 1142 S. Diamond Bar Blvd., Diamond Bar, CA USA 91765

(b) If to CAG, to:

Toby Chu, President & CEO Capital Alliance Group Inc. Suite 1200, 777 West Broadway Vancouver, BC Canada V5Z 4J7	Ron Paton Maitland & Company Suite 700, 625 Howe Street Vancouver, BC Canada V6C 2T6

(b) If to Sun Media to:

John Li, President Sun Media Investment Holdings Ltd P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Island

or to such other address as the person to whom notice is being given may have previously furnished to the other parties in writing in the manner set forth above.

            4.4 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party (whether by operation of law or otherwise) without the prior written consent of SE Global, the Shareholders and the Trustee; provided that SE Global may assign its rights and obligations to any affiliate, but no such assignment shall relieve such SE Global of its obligations hereunder. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

            4.5 Termination of Agreement. This Agreement shall terminate on the date which is 24 months after the Closing Date.

            4.6 Representation. Each of the parties hereby represents and warrants that this Agreement has been duly authorized, executed and delivered on its behalf and constitutes its legal, valid and binding obligation.

          4.7 Other Miscellaneous Provisions.

  Whenever under the terms hereof the time for giving a notice or performing an act falls upon a Saturday, Sunday, or banking holiday, such time shall be extended to the next day on which Trustee is open for business.

  Each party agrees that any suit, action or proceeding with respect to this Agreement, and the performance of the parties hereunder shall only be brought in the courts of the State of Minnesota, including any federal court located within the State of Minnesota. Accordingly, each party submits irrevocably to the non-exclusive jurisdiction of such courts for the purpose of any such suit, action or proceeding and waives irrevocably any right which it may have to bring any such suit, action or proceeding in any forum other than a court of the State of Minnesota, or in any federal court located within the State of Minnesota, and any defense which it may have to the enforcement of this provision, whether based on the inconvenience of the forum or otherwise.

  This Agreement shall be construed in accordance with and bound by the laws of the State of Minnesota and the laws of the United States of America applicable in the State of Minnesota.

  This Agreement may be executed in several parts in the same form and such part as so executed shall together constitute one original agreement, and such parts, if more than one, shall be read together and construed as if all the signing parties hereto had executed one copy of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

CAPITAL ALLIANCE GROUP INC. By: _____________________________ Name: Toby Chu Title: President and CEO	SE GLOBAL EQUITIES CORP. (to be renamed Sun New Media Inc.) By: ____________________ Name: Toby Chu Title: Chairman and CEO

SUN MEDIA INVESTMENT HOLDINGS LTD By: _____________________________ Name: John Li Title: President